FOR IMMEDIATE RELEASE

CONTACT:          Roy Estridge. EVP/CFO

Valley Commerce Bancorp

(559) 622-9000

Valley Commerce Bancorp Announces Stock Repurchase Program

Visalia, Calif., November 13, 2007 – Valley Commerce Bancorp (OTCBB:VCBP), parent holding company of Valley Business Bank, today announced that the Board of Directors of Valley Commerce Bancorp has approved a plan to incrementally repurchase up to an aggregate of $3,000,000 of the Company’s common stock.  The repurchase program is expected to commence in November of 2007 and will continue for a period of twelve months thereafter, subject to earlier termination at the Company’s discretion.

The Board of Directors of Valley Commerce Bancorp believes that the proposed purchases are in the best interests of the Company and are a desirable use of the Company’s capital.  The shares would be repurchased at the prevailing market prices from time to time, if considered advisable, in open market transactions during the repurchase period or in privately negotiated transactions as conditions allow.  Purchases may include block trades.  The Company has no obligation to repurchase shares under the program, and the timing of the purchases and the number of shares to be repurchased at any given time will be at management’s discretion depending on market conditions and other factors.   All shares purchased by the Company will be returned to authorized but unissued shares.

“The stock repurchase program is an integral part of Valley Commerce Bancorp’s mission of maximizing shareholder value,” explained Don Gilles, President and Chief Executive Officer, “and is representative of our belief in the inherent strength and growth potential of the Company.”  He noted that the Company believes that recent trades in its stock have not been reflective of the Company’s franchise value.  The number, price and timing of the repurchases will be at the Company’s sole discretion and the plan may be re-evaluated depending on market conditions, liquidity needs or other factors.  The Board of Directors, based on such re-evaluations, may suspend, terminate, modify or cancel the plan at any time without notice.

Repurchase transactions will be handled primarily through Wedbush Morgan Securities.  Shareholders who desire to sell shares to the Company should contact Lisa Gallo of Wedbush Morgan Securities by phone at 866-491-7828 or by e-mail at lisa.gallo@wedbush.com.

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company conducts its operations, including the real estate market in California and other factors beyond the Company’s control.  You should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.